Exhibit 99.1

Longs Drugs Reports Preliminary February Sales

WALNUT CREEK, CA (March 7, 2003)    Longs Drug Stores Corporation (NYSE:LDG) today reported that preliminary total sales for the four-week period ended February 27, 2003 were $342.8 million compared to $333.0 million for the comparable period a year ago, an increase of 2.9%. Pharmacy sales were 46.2% of total drug store sales compared to 45.5% for the comparable period of fiscal 2003.

Preliminary same-store sales increased 1.0% in the period. Pharmacy same-store sales increased 3.3% and front-end same-store sales decreased 0.9%. Pharmacy same-store sales in the period were negatively impacted by approximately 250 basis points due to generic substitutions for higher-priced name-brand drugs.

About Longs Drugs

Longs Drug Stores Corporation (NYSE:LDG) is one of North America’s leading drug store chains with annual sales per store averaging approximately $10 million. Founded in 1938, Longs operates 457 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.